(1)  Rio Tinto Energy America Inc. (“RTEA”) and Kennecott Management Services Company (“KMS”) owned Common Membership Units of Cloud Peak Energy Resources LLC (“CPER”).  RTEA and KMS were entitled to cause CPER to redeem at any time all or any portion of the Common Membership Units held by them for a cash payment in respect of each unit equal to the arithmetic average of the volume weighted average prices for a share of the Common Stock, par value of $0.01 per share of the Issuer (the “Common Stock”) on the principal exchange or quotation system on which the Common Stock trades for each of the ten trading days prior to the notice of redemption (the “Cash Settlement Price”).  The Issuer could, in its sole discretion, elect to assume the rights and obligations of CPER with respect to such redemption, whereupon the Issuer would acquire the Common Membership Units offered for redemption by RTEA and KMS for a payment of either (i) shares of Common Stock for the redeemed Common Membership Units (determined on a one-for-one basis), (ii) a payment in cash equal to the Cash Settlement Price for each of the redeemed Common Membership Units or (iii) a combination of (i) and (ii). The Issuer could, in its sole discretion, elect to assume the rights and obligations of CPER with respect to such redemption, whereupon the Issuer would acquire all of the Common Membership Units held by RTEA and KMS on the same terms as stated above.  RTEA and KMS exercised their right to cause CPER to redeem in the aggregate 29,400,000 Common Membership Units.  The Issuer elected to satisfy the redemption right by the payment in the aggregate of 29,400,000 shares of Common Stock to RTEA and KMS.

 (2) 29,103,180 of the reported securities are owned directly by RTEA, 296,820 of the reported securities are owned directly by KMS and all of the reported securities are owned indirectly by Rio Tinto America Inc., Rio Tinto America Holdings Inc., Rio Tinto Western Holdings Limited, Rio Tinto European Holdings Limited and Rio Tinto plc.  Rio Tinto Western Holdings Limited disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein, if any.  Also see footnote (1) above that discusses how these securities were acquired.